Exhibit 10.34

PROMISSORY NOTE

$2,500,000.00	Atlanta, Georgia
December 29, 2011

FOR VALUE RECEIVED, the undersigned, AssuranceAmerica Corporation with offices at 5500 Interstate North Parkway, Suite 600, Atlanta Georgia 30328 (the “Borrower”), promises to pay to the order of, Guy W. Millner residing at 3640 Tuxedo Road, Atlanta, Ga.30325 (the “Lender”), on or before the earlier to occur of (i) December 28, 2018, (ii) the sale and closing of the sale of all or substantially all of the assets of the Borrower, or (iii) the payment of that certain Note of even date herewith from Lender payable to Borrower in the amount of $2,500,000.00, in lawful money of the United States, and in immediately available funds, at such place as the holder of this Note from time to time may designate to Borrower in writing, the principal sum of Two Million Five Hundred Thousand and No/100 dollars ($2,500,000.00) and to pay interest thereon in arrears at the fixed rate of Eight Percent (8%) per annum payable quarterly beginning March 30, 2012 and each quarter thereafter.

All payments made on this Note (including, without limitation, prepayments) shall be applied, at the option of the Lender, first to late charges and collection costs, if any, then to accrued interest and then to principal. Interest payable hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Accrued and unpaid interest shall be due and payable upon maturity of this Note. After maturity or in the event of default, interest shall continue to accrue on the Note at the rate set forth above plus five per cent and shall be payable on demand of the Lender.

The outstanding principal amount of this Note may be prepaid by the Borrower in whole at any time or in part from time to time without any prepayment penalty or premium; provided, that upon such payment any interest due to the date of such prepayment on such prepaid amount shall also be paid. Notwithstanding anything in this Note to the contrary, the interest rate charged hereon shall at no time exceed the maximum rate allowable by applicable law. If any stated interest rate herein exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Borrower at any time shall be applied to the unpaid balance of any outstanding principal of this Note.

Borrower shall be in default hereunder if any of the following “events of default” occur. These shall consist of:

(i) default in the payment by the Borrower to the Lender of principal or interest under this Note as and when the same shall become due and payable;

(ii) default by the Borrower under any other obligation, instrument, note or agreement for borrowed money, beyond any applicable notice and/or grace period; or

(iii) institution of any proceeding by or against the Borrower under any present or future bankruptcy or insolvency statute or similar law and, if involuntary, if the same are not stayed or dismissed within sixty (60) days, or the Borrower’s assignment for the benefit of creditors or the appointment of a receiver, trustee, conservator or other judicial representative for the Borrower or the Borrower’s property or the Borrower’s being adjudicated a bankrupt or insolvent.

However, non-monetary defaults are not deemed to be defaults unless not cured within thirty (30) days of written notice from Lender of such default

Upon the occurrence of any event of default, interest shall accrue on the outstanding balance of this Note at the default rate of Thirteen Percent (13%) per annum, the entire unpaid principal amount of this Note and all unpaid interest accrued thereon shall, at the sole option of the Lender or other holder, without demand or notice, become immediately due and payable, and the Lender shall thereupon have all the rights and remedies provided hereunder now or hereafter available at law or in equity.

If, following an event of default, the holder of this Note employs attorneys to enforce collection of this obligation, in whole or in part, then Borrower will pay, a reasonable fee for such attorneys’ and any legal assistants’ services, regardless of whether suit is instituted and, if a suit or other action or proceeding is instituted to enforce payment of all or any portion of this obligation, for all trial and appellate proceedings, if any. Borrower also will pay (i) all other costs of collection incurred, and (ii), all costs and reasonable attorneys’ and legal assistants’ fees incurred by the holder for all administrative, trial, and appellate proceedings involving this obligation.

The remedies of Lender as provided herein shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Lender, including specifically any failure to exercise any right, remedy or recourse, shall be effective as a waiver thereof unless it is set forth in a written document executed by Lender and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

This Note will be interpreted, construed, applied, and enforced according to the laws of the State of Georgia, regardless of where executed or delivered, where payment is made, where any action or other proceeding involving this Note is instituted, or whether the laws of the State of Georgia otherwise would apply the laws of another jurisdiction. Borrower irrevocably agrees that subject to Lender or Holder’s sole and absolute election, all actions and proceedings in any way arising from or relating to this Note shall be litigated in courts having situs within the State of Georgia, or at Holder’s option where any of the Holder’s places of business are located or where Borrower is domiciled. Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within any such county and state and Borrower hereby agrees to service of legal process in any such action by certified or registered mail, return receipt requested.

Borrower, and any endorser or guarantor of this Note hereby waives presentment, demand and notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default, or enforcement of this Note and assents to any extension or postponement of the time of payment or any indulgence, to any substitution, exchange or release of collateral and to addition or release of any other party primarily or secondarily liable.

This Note shall be binding upon the successors and assigns of the undersigned Borrower and shall inure to the benefit of the successors, heirs and assigns of the Lender.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first stated above.

Borrower:

AssuranceAmerica Corporation

By: /s/ Mark H. Hain
Mark H. Hain, EVP

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